EXHIBIT 99.04

                                                     COMPANY'S FORM 10-Q
                                                     September 30, 1995
                                                     Page 30






                  In July 1995, a purported class action was filed under the name Elvidio Vennettilli et al. v. Primerica Inc. et al. in the United States District Court for the Eastern District of Michigan on behalf of individuals who purchased interests in oil and gas rights owned by Basic Energy and Affiliated Resources Inc. ("BEAR"). Notwithstanding that the alleged violations were in contravention of agreements between the agents and Primerica Financial Services ("PFS") and did not involve securities of the Company or any subsidiary thereof, the complaint, which seeks unspecified monetary damages, alleges that defendants, including PFS, committed violations of federal securities laws and common law fraud. The Company believes it has meritorious defenses and intends to contest the allegations.